Exhibit 10.22
AMENDMENT TO LETTER AGREEMENT

This Amendment to Letter Agreement (the “Amendment”) is entered into by Mirati Therapeutics, Inc., a Delaware corporation (the “Company”), and Jamie A. Donadio (“Employee”) and shall be effective as of December 19, 2016.
The purpose of this Amendment is to provide Employee with certain severance benefits as described herein. The severance benefits set forth in this Amendment replace and supersede the severance benefits set forth in that certain Letter Agreement entered into as of March 7, 2013 (the “Employment Agreement”) as further described in Section 7 below.
In consideration of the mutual covenants and promises contained herein, the continuing employment of Employee by the Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Company and Employee, the Company and Employee agree as follows:
Section 1.    SEVERANCE BENEFITS.
(a)    Involuntary Termination. If Employee’s Involuntary Termination occurs other than within the Change in Control Period, the Company shall pay to Employee the Accrued Amounts and in addition, Employee will be entitled to the benefits set forth in this Section 1(a), subject to Employee’s compliance with the conditions described in Section 2 below.
(i)    Cash Severance. Employee will receive a lump sum cash payment equal to Employee’s Annual Base Salary for twelve (12) months (the “Severance Period”), which shall be paid to Employee on the first regular payroll date of the Company following the effective date of the Release, and in any event no later than March 15 of the year following the year in which the Involuntary Termination occurs.
(ii)    Accelerated Vesting. The vesting and exercisability of all outstanding stock options and other stock awards covering the Company’s common stock that are held by Employee as of immediately prior to the Involuntary Termination, to the extent such awards are subject to time-based vesting requirements, shall be accelerated (and lapse, in the case of reacquisition or repurchase rights) as if Employee had completed additional months of service with the Company equal to the Severance Period as of the date of Involuntary Termination.
(iii)    Payment of Continued Group Health Plan Benefits. If Employee is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Employee’s Involuntary Termination, the Company will pay Employee’s COBRA group health insurance premiums for Employee and Employee’s eligible dependents directly to the insurer until the earliest of (A) the close of the Severance Period following Involuntary Termination (the “COBRA Payment Period”), (B) the expiration of Employee’s eligibility for the continuation coverage under COBRA, or (C) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  For purposes of this Section, references to

COBRA premiums shall not include any amounts payable by Employee under a Section 125 health care reimbursement plan under the Code.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Employee elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  On the first payroll date following the effectiveness of the Release, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be to Employee, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the date of Employee’s termination through the Release Deadline, with the balance of the payments paid thereafter on the schedule described above.  If Employee becomes eligible for coverage under another employer’s group health plan, Employee must immediately notify the Company of such event, and all payments and obligations under this Subsection shall cease.
(b)    Involuntary Termination in Connection with a Change in Control. If Employee’s Involuntary Termination occurs during the Change in Control Period, then in lieu of any other benefits provided under this Amendment, Employee shall be entitled to the Accrued Amounts and to the benefits set forth in this Section 1(b), subject to Employee’s compliance with the conditions described in Section 2 below.
(i)    Cash Severance. Employee will receive the cash severance set forth in Section 1(a)(i) above, plus Employee will also receive a lump sum cash amount equivalent to Employee’s target annual bonus for the year in which the Involuntary Termination occurs (calculated by reference to Employee’s Annual Base Salary), if any, which shall be paid to Employee on the first regular payroll date of the Company following the effective date of the Release, and in any event no later than March 15 of the year following the year in which the Involuntary Termination occurs.
(ii)    Full Accelerated Vesting. Effective as of the later of Employee’s Involuntary Termination or the effective date of the Change in Control, the vesting and exercisability of all outstanding stock options and other stock awards covering the Company’s common stock that are held by Employee as of immediately prior to the Involuntary Termination shall be accelerated (and lapse, in the case of reacquisition or repurchase rights) in full. For purposes of determining the number of shares that will vest pursuant to this Section 1(b)(ii) with respect to any stock option or equity award subject to performance-based vesting for which the performance period has not ended and that has multiple vesting levels depending upon the level of performance, the unvested portion of such award shall be calculated assuming that the applicable performance criteria would be attained at the greater of (1) a 100% level or (2) the actual level of achievement of the applicable performance criteria as of the later of the Change in Control or Involuntary Termination, as

applicable. Employee’s stock options and stock awards shall remain outstanding following Employee’s Involuntary Termination if and to the extent necessary to give effect to this Section 1(b)(ii). For the avoidance of doubt, this vesting acceleration is conditioned upon the actual consummation of a Change in Control and in the event such Change in Control is not consummated, Employee shall receive the vesting acceleration benefits set forth in Section 1(a)(ii) above instead of the vesting acceleration benefits set forth in this Section 1(b)(ii).
(iii)    Payment of Continued Group Health Plan Benefits. Employee will receive the continued benefit payments described in Section 1(a)(iii) above.
For the avoidance of doubt, in no event shall Employee be entitled to benefits under both Section 1(a) and this Section 1(b). If Employee is eligible for benefits under both Section 1(a) and this Section 1(b), Employee shall receive the benefits set forth in this Section 1(b) and such benefits shall be reduced by any benefits previously provided to Employee under Section 1(a).
Section 2.    CONDITIONS TO RECEIVING SEVERANCE.
Employee’s receipt of benefits described in this Amendment will be subject in all cases to:
(a)    Employee providing an executed waiver and release of claims in a form provided by the Company, which may be included by the Company in a separate separation agreement (the “Release”), within the applicable deadline set forth therein following Employee’s Involuntary Termination, and permitting the Release to become effective in accordance with its terms, which date may not be later than sixty (60) days following the date of Employee’s Involuntary Termination (such sixty (60) day deadline, the “Release Deadline”);
(b)    Employee’s compliance with Employee’s continuing obligations to the Company under this Amendment, the Employment Agreement and the Company’s Invention, Non-Disclosure and Non-Compete Agreement (the “PIIA”); and
(c)    Employee’s resignation from all offices, directorships and trusteeships then held by Employee at the Company or any affiliate of the Company, with such resignation to be effective upon Employee’s date of Involuntary Termination, unless otherwise requested by the Company.
Section 3.    DEFINITIONS.
The terms used in this Amendment shall have the following meanings:
(a)    “Accrued Amounts” means the base salary earned but unpaid, any unreimbursed business expenses payable to Employee and any accrued but unused personal time off or vacation benefits and any other payments or benefits otherwise earned and payable to Employee or otherwise as required by law to be paid or provided through the date of Employee’s Involuntary Termination.

(b)    “Annual Base Salary” means Employee’s annual base salary in effect immediately prior to Employee’s Involuntary Termination, ignoring any decrease that forms the basis for Employee’s resignation for Good Reason, if applicable.
(c)    “Cause” has the following meaning with respect to Employee:
(i)    any material breach by Employee of Employee’s obligations under this Amendment, the Employment Agreement, your PIIA, or any code of ethics or business conduct policy adopted by the Company from time to time, or of any other material contract with the Company or statutory duty owed to the Company;
(ii)    Employee’s neglect or failure to conscientiously and diligently carry out Employee’s functions and/or duties after Employee has received a written demand of performance from the Company which specifically set forth the factual basis for the Company’s belief that Employee has not substantially performed Employee’s functions and has failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice;
(iii)    Employee’s commission of any act that is reasonably likely to lead to a conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude under the laws of the United States or of any jurisdiction applicable to Employee; or
(iv)    Employee’s attempted commission of, or participation (whether by affirmative act or omission) in, a fraud or act of dishonesty against the Company.
(d)    “Change in Control” has the meaning ascribed to such term in the Plan.
(e)    “Change in Control Period” means the three (3) months prior to and the twenty four (24) months following a Change in Control.
(f)    “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.
(g)    “Good Reason” for Employee to terminate Employee’s employment with the Company means the occurrence of any of the following events without Employee’s express written consent; provided, however, that any resignation by Employee due to any of the following conditions shall only be deemed for Good Reason if: (1) Employee gives the Company written notice of the intent to terminate for Good Reason within sixty (60) days following the first occurrence of the particular condition or conditions that Employee believes constitutes Good Reason, which notice shall describe such condition(s); provided, however, that failure to provide such notice shall not operate as a waiver of Employee’s right to resign employment for Good Reason based on the occurrence of a different condition or subsequent occurrence of the same condition; (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from Employee; and (3) Employee actually resigns employment from all positions Employee then holds with the Company within the first thirty (30) days after expiration of the Cure Period:
(i)    any change in the duties, responsibilities, authority or status of Employee that constitutes a material reduction in Employee’s duties, responsibilities, or authority immediately prior to such change; for the avoidance of doubt, a change in reporting relationships shall not be deemed a “material reduction” in and of itself unless it also results in a material reduction of Employee’s duties, responsibilities or authority;
(ii)    a material reduction of Employee’s base salary as in effect immediately prior to such reduction, which the parties agree is a reduction of at least five percent (5%) of Employee’s base salary; notwithstanding the foregoing, such a material reduction of Employee’s base salary shall not constitute “Good Reason” if such material reduction was made under a salary reduction program occurring at least three (3) months prior to a Change in Control that is applicable generally to the Company’s similarly situated leadership team members;
(iii)    any relocation of Employee’s principal place of employment to a place that increases Employee’s one-way commute by more than thirty-five (35) miles as compared to Employee’s then-current principal place of employment immediately prior to such relocation, provided Employee has not acquiesced or agreed to such relocation and excluding required travel for Company business; or
(iv)    any action or inaction that constitutes a material breach by the Company of this Amendment or of a material term of the Employment Agreement.
(h)    “Involuntary Termination” means a termination of Employee’s employment with the Company by either (i) the Company without Cause (and other than as a result of Employee’s death or disability) or (ii) Employee’s resignation for Good Reason, and provided in either case such termination constitutes a Separation from Service.
(i)    “Plan” shall mean the Company’s 2013 Equity Incentive Plan as amended from time to time and any successor plan thereto.
(j)    “Separation from Service” means a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h).
Section 4.    WITHHOLDING.
All payments under this Amendment will be subject to applicable withholding for federal, state and local taxes. If Employee is indebted to the Company as of Employee’s Involuntary Termination, the Company reserves the right to offset any severance benefits by the amount of such indebtedness, to the extent permissible under applicable law.
Section 5.    SECTION 409A.
It is intended that all of the benefits and other payments payable under this Amendment satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the

Code and any state law of similar effect (“Section 409A”), and this Amendment will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Amendment (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the benefits under this Amendment are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and Employee is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits shall be delayed until the earlier of (i) six (6) months and one day after Employee’s Separation from Service, or (ii) Employee’s death. Severance benefits shall not commence until Employee has a Separation from Service. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Employee’s Separation from Service occurs, the Release will not be deemed effective, for purposes of payment of severance, until the Release Deadline. Except to the minimum extent that payments must be delayed because Employee is a “specified employee” or until the effectiveness of the Release, all severance amounts will be paid as soon as practicable in accordance with this Amendment and the Company’s normal payroll practices.
Section 6.    SECTION 280G.
If any payment or benefit Employee will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Amendment or otherwise (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Employee or the Company) or such other reasonable time as requested by Employee or the Company.
If Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 6 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Employee shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 6 so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section 6, Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
Section 7.    ENTIRE AGREEMENT.
This Amendment constitutes the entire agreement between Employee and the Company (and its affiliates) with respect to the subject matter herein and supersedes any severance or change in control benefits provided under any employment agreement, offer letter and understanding between Employee and the Company (and its affiliates), whether written or oral, relating to the subject matter of this Amendment, including but not limited to the Employment Agreement and any severance or change in control benefit plan, policy or practice maintained by the Company (or an affiliate thereof) that may be applicable to Employee.  By entering into this Amendment, the Company and Employee agree that the terms and conditions set forth in this Amendment will not be construed as constituting an event or circumstance that will trigger Employee’s right to severance or change in control benefits under the Employment Agreement or any other individual agreement with the Company (or an affiliate thereof) or constitute justifiable grounds for Employee to terminate employment for Good Reason pursuant to this Amendment.  By entering into this Amendment and agreeing to the terms and conditions set forth herein, Employee hereby waives any and all rights

(if any) Employee may have under the Employment Agreement or otherwise to severance benefits or change in control benefits and acknowledges that this Amendment replaces and supersedes any severance benefits or change in control benefits contained in the Employment Agreement or other agreement or understanding with the Company (or an affiliate thereof).
Section 8.    AMENDMENTS.
This Amendment may be amended or modified only by a written instrument executed by both the Company and Employee.
Section 9.    CHOICE OF LAW.
The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of California without reference to conflict of laws provisions, and the parties hereto submit to the exclusive jurisdiction of the state and federal courts of the State of California.
Section 10.    SUCCESSORS AND ASSIGNS.
Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Amendment and agree expressly to perform the obligations under this Amendment in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Amendment, the term “Company” shall include any successor to the Company described in the foregoing sentence or any other successor who becomes bound by this Amendment by operation of law. Employee may not assign the benefits under this Amendment without the written consent of the Company. The terms of this Amendment and all of Employee’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
Section 11.    AT-WILL EMPLOYMENT; NO EMPLOYMENT RIGHTS.
Employee acknowledges, affirms and agrees that Employee’s employment with the Company is “at-will,” and may be terminated at any time and for any reason whatsoever by Employee or the Company, with or without Cause and with or without advance notice.  This “at-will” employment relationship cannot be changed except in a writing signed by Employee and by an authorized officer of the Company (other than Employee) or member of the Company’s Board of Directors (or authorized committee thereof).
Section 12.    WAIVER.
No provision of this Amendment shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee) or member of the Company’s Board of Directors (or authorized committee thereof). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Amendment by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
Section 13.    SEVERABILITY.
If any term or provision of this Amendment or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Amendment or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.
Section 14.    CAPTIONS.
The captions of the sections of this Amendment are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Amendment.
Section 15.    COUNTERPARTS.
This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, Employee and the Company have executed this Amendment as of the day and year set forth above.

MIRATI THERAPEUTICS, INC.

By:	/s/ Charles M. Baum
Name:	Charles M. Baum
Title:	President and Chief Executive Officer

/s/ Jamie A. Donadio
JAMIE A. DONADIO